                                                                      Exhibit 24

                              CONFIRMING STATEMENT

     This Confirming Statement confirms that the undersigned, B. Christopher
DiSantis, has authorized and designated Peter H. Kesser, Charles D. Hamlett,
St. John Daugherty, Brian  J. Russell, Emily  T. Landry and  Josephine M. Gelman
of Verso Corporation, a Delaware corporation (the "Company"), and  Jeeho Lee and
Sarah Levesque of  O'Melveny & Myers  LLP, and each  of them, the  undersigned's true  and  lawful attorney-in-fact  (collectively,  the "Attorneys-in-Fact")  to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments  thereto) that  the undersigned  may be  required to  file with  the
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in  securities of the  Company.  The authority  of the Attorneys
-in-Fact under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4  and 5 with regard to his ownership of  or transactions in securities  of the Company,  unless earlier revoked  in writing.
The  undersigned acknowledges  that the  Attorneys-in-Fact, in  serving in  such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act  of 1934, as amended  (the "Exchange Act"), and  the rules and regulations thereunder, including  any obligation or liability of  the undersigned for profit disgorgement under Section 16(b) of the Exchange Act.

     Date:  February 1, 2017

                                                   /s/  B. Christopher DiSantis
                                               --------------------------------
                                                    B. Christopher DiSantis